Exhibit 99.78

Goldgroup Mining Inc.

Condensed Interim Consolidated Financial Statements
For the three months ended March 31, 2026 and 2025
(unaudited and expressed in thousands of US dollars, except where indicated)

Goldgroup Mining Inc.

Condensed Interim Consolidated Statements of Financial Position

For the periods ended March 31, 2026 and December 31, 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

	Note	March 31, 2026	December 31, 2025
Assets
Current assets
Cash		$15,366	$9,611
Other receivables and prepaid expenses	4	3,729	2,798
Inventory	6	9,260	16,176
Assets held for sale	10	-	5,423
Note receivable	10	2,000	-
		30,355	34,008
Receivables	4	1,121	1,807
Property, plant and equipment	7	20,434	20,378
Right of use asset	13	33	36
Mineral properties	9	13,884	13,946
Exploration and evaluation assets	11	1,489	1,489
Total assets		$67,316	$71,664
Liabilities
Current liabilities
Accounts payable and accrued liabilities		$23,677	$25,202
Current lease liability	13	10	10
Warrant liability	14	36,517	45,992
Deposit received on proceeds of sale	10	-	2,445
Liabilities held for sale	10	-	422
Royalty payable	9,12	1,098	251
		61,302	74,322
Lease liability	13	25	28
Royalty payable	9,12	3,409	4,033
Decommissioning obligations		8,575	8,446
Total liabilities		73,311	86,829
Shareholders’ deficiency
Share capital	15	201,834	198,909
Contingent share consideration	20	3,305	3,305
Reserves		9,506	9,613
Deficit		(220,640)	(226,992)
Total shareholders’ deficiency		(5,995)	(15,165)
Total liabilities and shareholders’ deficiency		$67,316	$71,664

Nature of operations and going concern (note 1)

Commitments (note 20)

Subsequent event (note 24)

Approved by the Board of Directors

”Roberto Guzman”	Director	”Corry Silbernagel”	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.

Condensed Interim Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated)

	Note	2026	2025
Revenue
Gold sales		$20,967	$4,508
Silver sales		228	72
		21,195	4,580
Cost of operations
Cost of sales	17	(17,600)	(2,754)
Depreciation and depletion	7,9,13	(483)	(169)
		3,112	1,657

Depreciation	13	(3)	(2)
Share-based compensation	15,16	-	(21)
General and administrative		(449)	(159)
Salaries and consulting	16	(400)	(157)
Professional fees	16	(1,750)	(474)
Exploration costs		(161)	(113)
Finance costs	18	(363)	(31)
Care and maintenance – San Francisco	12	(831)	-
Unrealized derivative gain (loss) – warrant liability	14	7,604	(7,730)
Foreign exchange gain (loss)		134	(194)
Other income		72	15
Income (loss) before income taxes		6,965	(7,209)
Income taxes expense – current		(613)	(4)
Income (loss) for the period		$6,352	$(7,213)

Income (loss) per share – basic & diluted		$0.02	$(0.07)

Weighted average shares outstanding (000’s) – basic		292,509	109,965
Weighted average shares outstanding (000’s) – diluted		328,924	109,965

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.
Condensed Interim Consolidated Statements of Cash Flows
For the three months ended March 31, 2026 and March 2025
(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

	Notes	2026	2025
Cash provided by (used in) operating activities
Income (loss) for the period		$6,352	$(7,213)
Items not affecting cash:
Depreciation		178	74
Depletion		16	11
Share-based compensation	15	-	21
Unrealized foreign exchange (gain) loss		13	(7)
Decommissioning obligations - accretion		129	29
Unrealized derivative (gain) loss – warrant liability	14	(7,604)	7,730
Interest on lease liability	13	1	2
Accretion on royalty payable	12	223	-
Change in non-cash operating working capital:
(Increase) in other receivables and prepaid expenses		(246)	(858)
Decrease (increase) in inventory		7,110	(931)
Increase (decrease) in accounts payable and accrued liabilities		(1,521)	277
		4,651	(865)
Cash flows provided by (used in) financing activities
Lease payments	13	(4)	(4)
Proceeds received on warrant exercises	15	870	1,295
Proceeds received on private placement	15	-	7,672
Proceeds received on option exercises	15	83	25
		949	8,988
Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	7	(395)	(662)
Proceeds on sale of Pinos Project	10	550	-
		155	(662)
Increase in cash		5,755	7,461
Cash – beginning of period		9,611	366
Cash – end of period		$15,366	$7,827

Supplemental cash flow information (note 22)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.

Condensed Interim Consolidated Statements of Changes in Shareholders’ Deficiency

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

	Notes	Shares (‘000)	Share capital	Contingent shares (Note 20)	Share based compensation and warrant reserves	Equity portion of convertible debt	Foreign currency translation reserves	Subscription proceeds received in advance	Deficit	Total equity
January 1, 2026		292,510	$198,909	$3,305	$9,917	$4	$(308)	$-	$(226,992)	$(15,165)
Income for the period		-	-	-	-	-	-	-	6,352	6,352
Exercise of stock options	15	1,525	190	-	(107)	-	-	-	-	83
Exercise of warrants	14,15	2,311	2,735	-	-	-	-	-	-	2,735
Balance at March 31, 2026		296,346	$201,834	$3,305	$9,810	$4	$(308)	$-	$(220,640)	$(5,995)

January 1, 2025		101,425	$138,277	$3,305	$8,968	$4	$(308)	$-	$(158,612)	$(8,366)
Loss for the period		-	-	-	-	-	-	-	(7,213)	(7,213)
Private placement, net	15	60,916	4,801	-	-	-	-	-	-	4,801
Share issuance costs	15	900	(512)	-	321	-	-	-	-	(191)
Share-based compensation	15	-	-	-	21	-	-	-	-	21
Exercise of stock options	15	862	47	-	(23)	-	-	-	-	24
Exercise of warrants	14,15	18,681	2,601	-	-	-	-	-	-	2,601
Balance at March 31, 2025		182,784	$145,214	$3,305	$9,287	$4	$(308)	$-	$(165,825)	$(8,323)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

1	Nature of operations and going concern

Nature of operations

Goldgroup Mining Inc. is the parent company of its consolidated group ("Goldgroup'' or the "Company''). Goldgroup was incorporated in Quebec under the Business Corporations Act (Québec) and on July 28, 2011 it was continued under the Business Corporations Act (British Columbia). Its head office is located at Suite 410 – 1111 Melville St., Vancouver BC, V6E 3V6. Goldgroup together with its subsidiaries, is a Canadian-based gold producer and is focused on the acquisition, exploration and development of advanced stage gold-bearing mineral properties in the Americas. The Company’s current gold production and exploration and development related activities are conducted in Mexico. Goldgroup owns a property portfolio that includes a 100% interest in the operating Cerro Prieto project in Sonora. The Company is listed on the Toronto Venture Exchange (“TSX-V”) under the “GGA” trading symbol.

Going Concern

The Company has experienced recurring operating losses and has an accumulated deficit of $220,640 as at March 31, 2026. In addition, as at March 31, 2026, the Company has working capital deficiency of $30,947. Working capital is defined as current assets less current liabilities and provides a measure of the Company’s ability to settle liabilities that are due within one year with assets that are also expected to be converted into cash within one year. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its planned work program on its mineral properties, meet its on-going levels of corporate overhead and commitments, keep its properties in good standing and discharge its liabilities as they come due. These matters result in material uncertainties which may cast significant doubt about the Company’s ability to continue as a going concern. These condensed interim consolidated financial statements do not include any adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis was not appropriate for these condensed interim consolidated financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the classifications used in the statement of financial position.

Recent global issues, including political conflict in other regions, have adversely affected workplaces, economies, supply chains, and financial markets globally. It is not possible for the Company to predict the duration or magnitude of the adverse results of these issues and their effects on the Company's business or results of operations at this time.

2	Basis of presentation

These condensed interim consolidated financial statements have been prepared in accordance with IAS 34 – Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”). Accordingly, certain disclosures included in annual financial statements prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the IASB have been condensed or omitted and these condensed interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2025.

The accounting policies applied in these condensed interim consolidated financial statements are consistent with those applied and disclosed in the Company’s audited financial statements for the year ended December 31, 2025.

The Company’s interim results are not necessarily indicative of its results for a full year.

These condensed interim consolidated financial statements were approved by the Board of Directors on June 1, 2026.

3	Estimates, risks and uncertainties

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company’s management makes judgments in its process of applying the Company’s accounting policies in the preparation of its condensed interim consolidated financial statements. In addition, the preparation of the financial data requires that the Company’s management make assumptions and estimates of the effects of uncertain future events on the carrying amounts of the Company’s assets and liabilities at the end of the reporting period and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates as the estimation process is inherently uncertain. Estimates are reviewed on an ongoing basis based on historical experience and other factors that are considered to be relevant under the circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company’s assets and liabilities are accounted for prospectively.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Significant judgments in applying accounting policies

The critical judgments that the Company’s management has made in the process of applying the Company’s accounting policies, apart from those involving estimations, that have the most significant effect on the amounts recognized in the Company’s condensed interim consolidated financial statements are as follows:

(i)	Impairment of assets

The carrying value of property, plant and equipment and the Company’s mineral property is reviewed each reporting period to determine whether there is any indication of impairment. If the carrying amount of an asset exceeds its recoverable amount, the asset is impaired and an impairment loss is recognized in profit or loss. The assessment of fair values, including those of the cash-generating units, require the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, foreign exchange rates, future capital requirements and operating performance. Changes in any of the assumptions or estimates used in determining the fair value of assets could impact the impairment analysis.

(ii)	Impairment indicators for exploration and evaluation assets

Management applies judgment in assessing whether facts and circumstances indicate that the carrying amount of exploration and evaluation assets may exceed their recoverable amount. In making this assessment, management considers, among other matters, the period for which the entity has the right to explore in the specific area, plans for further exploration and evaluation, the results of exploration work to date, whether substantive expenditure on further exploration is budgeted or planned, and whether data exists that suggest the carrying amount is unlikely to be recovered in full from successful development or by sale. The use of judgment is particularly important in the early stages of a project where limited information may be available.

(iii)	Economic recoverability and probability of future economic benefits of exploration and development costs

Management has determined that exploratory drilling and evaluation costs incurred which have been capitalized are economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefit including geologic and metallurgic information, history of conversion of mineral deposits to proven and probable reserves, scoping and feasibility studies, accessible facilities, existing permits and life of mine plans.

(iv)	Functional currency

The functional currency for each of the Company and it’s subsidiaries is the currency of the primary economic environment in which the entity operates. The Company has determined the functional currency of each entity is the US dollar. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

Key sources of estimation uncertainty

The areas which require management to make significant estimates and assumptions in determining carrying values include, but are not limited to:

(i)	Mineral resource estimation

The carrying value and recoverability of mineral properties requires management to make certain estimates, judgments and assumptions about each project. Management considers the economics of the project, including the latest resources prices and the long-term forecasts, and the overall economic viability of the project. The determination of mineral resources also requires the use of estimates. The Company estimates its mineral resources based on information compiled by Qualified Persons as defined in accordance with Canadian Securities Administrators National Instrument 43-101, Standards for Disclosure of Mineral Projects. There are numerous uncertainties inherent in estimating mineral resources and assumptions that are valid at the time of estimation which may change significantly when new information becomes available. Changes in the forecasted prices of commodities, exchange rates, production costs or recovery rates may change the economic status of resources and may result in changes to resource estimates.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

(ii)	Depreciation and depletion

Plant and other facilities used directly in mining activities are depreciated using the unit-of-production (“UOP”) method over a period not to exceed the estimated life of the ore body based on recoverable ounces to be mined from estimated resources. Mobile and other equipment are depreciated, net of residual value, on a straight-line basis, over the useful life of the equipment to the extent that the useful life does not exceed the related estimated life of the mine based on estimated recoverable resources.

The calculation of the UOP rate, and therefore the annual depreciation and depletion expense, could be materially affected by changes in the underlying estimates. Changes in estimates can be the result of actual future production differing from current forecasts of future production, expansion of mineral reserves through exploration activities, differences between estimated and actual costs of mining and differences in gold price used in the estimation of mineral reserves.

Significant judgment is involved in the determination of useful life and residual values for the computation of depreciation and depletion and no assurance can be given that actual useful lives and residual values will not differ significantly from current assumptions.

(iii)	Decommissioning and restoration provision

The Company assesses its provision for reclamation and remediation on an annual basis or when new material information becomes available. Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. In general, these laws and regulations are continually changing and the Company has made, and intends to make in the future, expenditures to comply with such laws and regulations. Accounting for reclamation and remediation obligations requires management to make estimates of the future costs the Company will incur to complete the reclamation and remediation work required to comply with existing laws and regulations at each mining operation and exploration and development property. Actual costs incurred may differ from those amounts estimated. Also, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required to be performed by the Company. Increases in future costs could materially impact the amounts charged to operations for reclamation and remediation. The provision represents management’s best estimate of the present value of the future reclamation and remediation obligation. The actual future expenditures may differ from the amounts currently provided.

(iv)	Contingencies

Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event that management’s estimate of the future resolution of these matters changes, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur.

(v)	Deferred taxes

In assessing the probability of realizing income tax assets recognized, management makes estimates related to expectations of future taxable income, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities.  Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Forecasted cash flows from operations are based on life of mine projections internally developed and reviewed by management.  The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on individual facts and circumstances of the relevant tax position evaluated in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. At the end of each reporting period, the Company reassesses unrecognized income tax assets.

(vi)	Derivative valuation

The fair value of the warrant liabilities is determined using the Black-Scholes option pricing model, which requires the use of estimates and assumptions, including share price volatility, expected life, risk-free interest rate and expected dividends. Changes in any of the assumptions or estimates used in the valuation could impact the fair value of the derivative warrant liabilities and the amounts recognized in profit or loss.

(vii)	Valuation of inventory

Expenditures incurred, and depreciation and depletion of assets used in mining and processing activities are deferred and accumulated as the cost of ore in stockpiles, ore on leach pads, in-process and finished metal inventories. These deferred amounts are carried at the lower of average cost or net realizable value (“NRV”). Write-downs of ore in stockpiles, ore on leach pads, in-process and finished metal inventories resulting from NRV impairments are reported as a component of current period costs. The primary factors that influence the need to record write-downs include prevailing and long-term metal prices and prevailing costs for production inputs such as labour, fuel and energy, materials and supplies, as well as realized ore grades and actual production levels.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Costs are attributed to the leach pads based on current mining costs, including applicable depreciation and depletion relating to mining operations incurred up to the point of placing the ore on the pad. Costs are removed from the leach pad based on the average cost per recoverable ounce of gold on the leach pad as the gold is recovered. Estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads, the grade of ore placed on the leach pads and an estimated percentage of recovery. Timing and ultimate recovery of gold contained on leach pads can vary significantly from the estimates. The quantities of recoverable gold placed on the leach pads are reconciled to the quantities of gold actually recovered (metallurgical balancing), by comparing the grades of ore placed on the leach pads to actual ounces recovered. The nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from a pad will not be known until the leaching process is completed.

The allocation of costs to ore on leach pads and in-process inventories and the determination of NRV involve the use of estimates. There is a high degree of judgment in estimating future costs, future production levels, reserves estimates, gold and silver prices, and the ultimate estimated recovery for ore on leach pads. There can be no assurance that actual results will not differ significantly from estimates used in the determination of the carrying value of inventories.

New accounting standards

IFRS 18, Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18, Presentation and Disclosure in Financial Statements, which will replace IAS 1, Presentation of Financial Statements. IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including defined categories and subtotals, and requires additional disclosure for certain management-defined performance measures. The standard also includes enhanced guidance on aggregation and disaggregation of information in the financial statements. IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, with earlier application permitted. The Company is currently assessing the impact of IFRS 18 on its financial statements.

4	Other receivables and prepaid expenses

	March 31, 2026	December 31, 2025
Current asset
Financial assets
Other receivables	$393	$218
Employee receivables	91	233
Non-Financial assets
Value-added tax receivables	2,161	1,820
Total receivables	2,645	2,271
Prepaid expenses	1,084	527
	$3,729	$2,798
Non-current assets
Non-Financial assets
Value-added tax receivables	-	489
Other receivables	1,121	1,318
	$1,121	$1,807

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

5	Financial instruments

Fair values of financial instruments

The accounting classification of each category of financial instruments, and the level within the fair value hierarchy in which they have been classified are set out below:

	Fair Value Hierarchy Level	March 31, 2026	December 31, 2025
Financial assets
Amortized cost
Cash (1)	N/A	$15,366	$9,611
Receivables (1)	N/A	484	451
Assets held for sale	N/A	-	35
Note receivable	N/A	2,000	-

Financial liabilities
Other financial liabilities
Accounts payable & accrued liabilities (1)	N/A	23,677	25,202
Liabilities held for sale	N/A	-	422
Royalty payable	Level 2	4,507	4,284
Lease liability	N/A	35	38
Warrant liability (2)	Level 3	36,517	45,992

(1)	The carrying value of cash, receivables and accounts payable and accrued liabilities approximates fair value due to the short-term nature of these items.

(2)	The Company applies a standard Black-Scholes model to value the warrant liability as described in note 14.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The majority of the Company’s cash are held through large Canadian financial institutions. Receivables are primarily due from government agencies.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as described in note 21. The accounts payable and accrued liabilities, and current lease liability are due within the current operating period. The Company is exposed to liquidity risk.

Price risk

Price risk is the risk that the trading price of the Company’s shares will fluctuate and result in an increase or decrease in value of the warrant liability.

Commodity price risk

The Company is exposed to commodity price risk given that its revenues are derived from the sale of metals, the price of which have been historically volatile.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate because of changes to market interest rates. The Company is exposed from time to time to interest rate risk as a result of holding fixed income cash equivalents and investments, of varying maturities and loans payable. A 1% change in market interest rates would result in no significant change in value of cash or fixed income securities. The risk that the Company will realize a loss as a result of a decline in the fair value of these assets is limited as they are generally held to maturity.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Foreign exchange risk

The Company operates in Canada and Mexico and is exposed to foreign exchange risk arising from transactions denominated in foreign currencies.

The operating results and the financial position of the Company are reported in United States dollars. Fluctuations of the operating currencies in relation to the United States dollar will have an impact upon the reported results of the Company and may also affect the value of the Company’s assets and liabilities.

The Company’s financial assets and liabilities as at March 31, 2026 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

	Canadian Dollars	US Dollars	Mexican Pesos	Total
Financial assets
Cash	$3,523	$8,002	$3,841	$15,366
Receivables - other	-	484	-	484
	3,523	8,486	3,841	15,850
Financial liabilities
Accounts payable and accrued liabilities	(309)	(7,460)	(15,908)	(23,677)
Lease liability	(35)	-	-	(35)
Royalty payable	-	(4,507)	-	(4,507)
Warrant liability	(36,517)	-	-	(36,517)
Net financial liabilities	$(33,338)	$(3,481)	$(12,067)	$(48,886)

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

The Company’s financial assets and liabilities as at December 31, 2025 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

	Canadian Dollars	US Dollars	Mexican Pesos	Total
Financial assets
Cash	$5,888	$3,680	$43	$9,611
Receivables - other	-	451	-	451
	5,888	4,131	43	10,062
Financial liabilities
Accounts payable and accrued liabilities	(309)	(12,894)	(11,999)	(25,202)
Lease liability	(38)	-	-	(38)
Royalty payable	-	(4,284)	-	(4,284)
Warrant liability	(45,992)	-	-	(45,992)
Liabilities held for sale	-	-	(422)	(422)
Net financial liabilities	$(40,451)	$(13,047)	$(12,378)	$(65,876)

The Company’s reported results will be affected by changes in the US dollar to Canadian dollar and US dollar to Mexican Pesos exchange rate. As of March 31, 2026, a 10% appreciation of the Canadian dollar relative to the US dollar would have decreased net financial assets by approximately $3,334 (December 31, 2025 - $4,045). A 10% depreciation of the US Dollar relative to the Canadian dollar would have had the equal but opposite effect. A 10% appreciation of the Mexican Pesos relative to the US dollar would have decreased net financial asset by approximately $1,207 (December 31, 2025 -$1,196) and a 10% depreciation of the Mexican Pesos would have had an equal but opposite effect. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risk.

The table below summarizes the maturity profile of the Company’s non-derivative financial liabilities.

March 31, 2026	Current – within 1 year	Non- current – 1 to 3 years
Accounts payable and accrued liabilities	$23,677	$-
Lease liability	10	25
Royalty payable	1,098	3,409
	$24,785	$3,434

December 31, 2025	Current – within 1 year	Non- current – 1 to 3 years
Accounts payable and accrued liabilities	$25,202	$-
Lease liability	10	28
Royalty payable	251	4,033
Liabilities held for sale	422	-
	$25,885	$4,061

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

6	Inventory

	March 31, 2026	December 31, 2025
Consumable supplies	$2,977	$3,002
Work in progress	1,931	5,839
Finished goods	3,752	6,663
Stockpile	600	672
	$9,260	$16,176

Cost of sales represents the amount of product inventory recognized as an expense. All of the Company’s inventory on hand are located at the Cerro Prieto mine in Mexico.

7	Property, plant and equipment

	Cost December 31, 2024	Additions	Additions Per Molimentales Acquisition	Disposals	December 31, 2025	Additions	Disposals	March 31, 2026
Plant and mining equipment	$12,933	$2,627	$16,385	$-	$31,945	$320	$-	$32,265
Machinery	2,826	589	-	-	3,415	43	-	3,458
Office and furniture	182	17	-	-	199	10	-	209
Vehicles	936	124	-	(4)	1,056	22	-	1,078
Lab equipment	97	49	-	-	146	-	-	146
	$16,974	$3,406	$16,385	$(4)	$36,761	$395	$-	$37,156

	Accumulated Depreciation December 31, 2024	Depreciation	Disposals	December 31, 2025	Depreciation	Disposals	March 31, 2026
Plant and mining Equipment	$11,689	$631	$-	$12,320	$275	$-	$12,595
Machinery	2,710	132	-	2,842	50	-	2,892
Office and furniture	182	2	-	184	2	-	186
Vehicles	910	29	(4)	935	9	-	944
Lab equipment	97	5	-	102	3	-	105
	$15,588	$799	$(4)	$16,383	$339	$-	$16,722

Depreciation on property, plant and equipment for the period ended March 31, 2026 is $339 (2025 - $180) of which $145 (2025 - $53) is recorded as a cost of the mine, and $194 (2025 - $127) is included in inventory.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Carrying amount	March 31, 2026	December 31, 2025
Plant and mining equipment	$19,670	$19,625
Machinery	566	573
Office and furniture	23	15
Vehicles	134	121
Lab equipment	41	44
	$20,434	$20,378

8	NAFTA claim

On September 1, 2006, the Company entered into an Earn in/Option Agreement (“the Agreement”) with DynaResource de Mexico S.A. de C.V. (“DynaMexico”) and its parent company, DynaResource, Inc. (“DynaUSA”). Under the Agreement, the Company had the right to earn up to a 50% equity interest in DynaMexico by funding up to $18 million in exploration and development expenditures on the San Jose de Gracia property (“SJG”). On March 14, 2011, the Company completed its Earn in/Option Agreement with DynaMexico for its 50% equity interest by reaching the expenditure funding requirement of $18 million. Subsequent to this date there have been legal claims filed in Mexico and the United States which resulted in the foreclosure of the Company’s share ownership.

On October 13, 2015, the Company was made aware of a news release disseminated by DynaMexico which claimed DynaMexico was awarded a $48 million judgement against the Company’s subsidiary Goldgroup Resources Inc. The Company’s position in response to the $48 million claim is that the Company was never notified of the purported court case, and does not recognize any of the claims mentioned therein and is of the belief that such claims are entirely without merit. The Company pursued the case to the Mexican Supreme Court level to get the judgment overturned.

On December 6, 2019, the 11th Federal Circuit Collegiate Court in México denied Goldgroup’s amparo regarding the $48 million claim and on February 20, 2020 a Mexico City court issued a judgment in favour of DynaMexico.

On December 4, 2020, DynaMexico filed another claim seeking recognition of the judgment under the Texas Uniform Foreign-County Money Judgment Recognition Act. The Company filed a Special Appearance, Motion to Dismiss for Improper Venue, and Motion for Non-Recognition in response. A hearing was held on the Special Appearance and Motion to Dismiss for Improper Venue on February 8, 2021 and on May 12, 2021, the 134th Judicial District Court, as a District Court of the State of Texas, ruled it is not required to recognize DynaMexico’s foreign judgment from the country of Mexico. DynaUSA has appealed this decision and the appeal has been fully briefed and oral arguments were held on April 20, 2022. On May 2, 2023, the court of appeals dismissed DynaUSA’s appeal.

On March 6, 2023, the Company announced that its subsidiary, Goldgroup Resources, filed a Request for Arbitration on February 17, 2023 with the International Centre for Settlement of Investment Disputes (“ICSID”) against the United Mexican States. The treatment and inaction by the Mexican courts have resulted in a judicial expropriation of Goldgroup Resources’ investment in DynaMexico and a denial of justice in breach of Mexico’s obligations under the North American Free Trade Agreement (“NAFTA”). On February 7, 2024, Goldgroup Resources filed its Memorial on the Merits related to the NAFTA claim and received Mexico’s Counter Memorial on the Merits and Memorial on Jurisdiction on June 19, 2024. On December 12, 2024, Goldgroup Resources filed its Reply on the Merits and Counter Memorial on Jurisdiction and received Mexico’s Rejoinder on the Merits and Reply on Jurisdiction on April 28, 2025. On June 11, 2025, Goldgroup Resources filed its Rejoinder on Jurisdiction. On August 15, 2025, Goldgroup Resources and Mexico filed their respective Comments on the Non-Disputing Party Submissions filed by Canada and the United States of America pursuant to NAFTA Article 1128. On September 23, 2025, Goldgroup Resources’ damages experts filed a Supplemental Report on Quantum, and Goldgroup Resources received the Supplemental Report on Quantum of Mexico’s damages experts on November 18, 2025. Goldgroup Resources is seeking monetary damages as a result of Mexico’s breaches of NAFTA, as well as declarations from the arbitral tribunal to counter any potentially detrimental consequences stemming from the continued existence of the $48 million judgment issued by the Mexican courts in favour of DynaMexico.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

9	Mineral properties

Mineral property	Cerro Prieto	Esperanza Extension	San Francisco	Total
Balance, December 31, 2024	96	211	-	307
Acquired (Note 12)	-	-	13,766	13,766
Depletion	-	(127)	-	(127)
Balance, December 31, 2025	$96	$84	$13,766	$13,946
Depletion	-	(62)	-	(62)
Balance, March 31, 2026	$96	$22	$13,766	$13,884

The Company’s mining concessions have an existing 2% net smelter royalty (“NSR”).

During the year ended December 31, 2025, the Company acquired the San Francisco mine (Note 12). The San Francisco Mine is a large-scale, formerly producing open pit gold mine. The San Francisco Project encompasses concessions in the north central portion of the state of Sonora, Mexico, north of the state capital, Hermosillo.

The operation is comprised of two previously producing open pits (San Francisco and La Chicharra), together with heap leach processing facilities and associated infrastructure located close to the San Francisco pit.

The Company’s San Francisco mining Project has the following obligations owed to SA Targeted Investing Corp., a subsidiary of Royal Gold Inc. (“Royal Gold”):

(i) Gold Delivery: Commencing 5 (five) business days after restart of operations, and every month thereafter, deliver 75 gold ounces per month for 20 months; (Note 12)

(ii) Net Smelter Royalty: the Company will pay to Royal Gold a 1% NSR on each of the following mining concessions: San Francisco, Patricia, Norma, La Pima, Dulce, and San Judas. The NSR will commence once the Gold Delivery obligation is complete.

10	Assets and liabilities held for sale

On August 13, 2024, the Company entered into an agreement (the “Agreement”) to acquire all of the interests owned by a group of creditors (the "Creditor Group") who own a loan facility pursuant to which various advances were made to Minera Apolo, S.A. de C.V. (“Apolo”) (the “Loan Facility”). The outstanding amount under the Loan Facility is currently approximately USD $2.7 million and the facility was secured against the assets and shares of Apolo located in San Luis Potosi, Mexico. In consideration for the acquisition of the Loan Facility from the Creditor Group, the Company agreed to issue 50 million common shares pro rata to the members of the Creditor Group, pay cash consideration of $0.5 million within 18 months of the closing date of the Agreement, and pay $1.5 million in contingent consideration which is only due upon the completion of certain criteria, including a positive pre-feasibility study at the Pinos Project, the advancement of the project into commercial production, publishing an updated 43-101 with greater than 200,000 ounces of contained gold equivalent ounces for the Pinos Project, or the Company’s owned interest in the Pinos Project falling to less than 51%.

On January 16, 2025, the Company obtained TSX-V approval for the acquisition of the Loan Facility and began the process of enforcing its rights under its security provisions.

On March 7, 2025, the Company entered into an Agreement to Suspend Enforcement Proceedings (the "Non-Enforcement Agreement") dated March 6, 2025, with Candelaria Mining Corporation ("CMC"), who is the 100% owner of Apolo, with respect to the Loan Facility.

Pursuant to the terms of the Non-Enforcement Agreement, CMC will deliver all of the issued and outstanding shares of Apolo to the Company provided that certain conditions set out in the Non-Enforcement Agreement are satisfied, including receipt of all required approvals from the TSX Venture Exchange (“TSXV”). As part of the agreement, the Company agreed to:

-	Settle the approximately USD $2,703 owed on the Loan Facility;

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

-	Make a cash payment of USD $89 within five (5) days of receipt of all necessary approvals from the TSXV required by the Company and CMC to complete the transactions;

-	Make a cash payment of USD $89 on the later of (i) the delivery of the Apolo Shares to the Company, or (ii) six months after receipt of the TSXV Approvals, provided that the Apolo Shares have been delivered to the Company by such date; and

-	Issue 716,667 common shares of the Company.

On June 30, 2025, the Company obtained 100% ownership of the outstanding shares of Apolo.

Apolo is the 100% owner of the fully permitted gold project located east of the capital Zacatecas in the state of Zacatecas, Mexico (the “Pinos Project”).

Purchase Consideration
50,000,000 common shares issued for debt purchase (CAD $0.97)	$35,454
716,667 common shares issued to Candelaria (CAD $0.97)	$508
Cash to Candelaria	$178
Acquisition payable	$500
Acquisition costs	$8
Total consideration	$36,648

Purchase Price Allocation
Cash	$24
IVA receivable	$1,171
Prepaids	$108
Pinos project	$35,573
Accounts payable	$(228)
Total consideration	$36,648

On December 31, 2025, the Company entered into a Share Purchase Agreement where it has agreed to sell all the Apolo Shares to a private arm’s length British Columbia company (the “Purchaser”) in consideration of the payment of $5,000 in stages, with $2,450 ($2,445 received as at December 31, 2025) deposit payable on signing which will be refunded if the transaction does not close by February 16, 2026, $550 to be paid on closing and $2,000 to be secured by a promissory note and paid on or before the date that is six (6) months from the closing date. Further, the Purchaser has agreed to assume any and all liabilities of the Company associated with Apolo acquisition, including the assumption of $400 remaining payable on the original purchase agreement in addition to debt in the amount of $1,500 payable to the previous owners of Apolo that will be triggered by the sale of Apolo. The Company concluded that the sale meet the definition of an asset held for sale. During the period ended March 31, 2026, the Company closed the sale of the Pinos Project.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

As at December 31, 2025, the impairment of the proposed sale is calculated as follows:

Impairment
Cash consideration	$5,000
Assumption of payables	400
Assets of Pinos Project	(997)
Liabilities of Pinos Project	22
Carrying value of the Pinos Project	(35,573)
Impairment	$31,148

As at December 31, 2025, assets available for sale included:

December 31, 2025
Cash	$35
Receivables	842
Prepaids	121
Carrying value of the Pinos Project	4,425
$5,423

As at December 31, 2025, liabilities available for sale included:

December 31, 2025
Accounts payable	$422
$422

11	Exploration and evaluation assets

Exploration and evaluation assets
Ending balance, December 31, 2024	$-
Drilling and exploration services	1,354
Field supplies and materials	135
Ending balance, December 31, 2025 and March 31, 2026	$1,489

During the year ended December 31, 2025, the Company commenced an exploration program and identified additional mining areas within its concessions, that the Company is adding to its mine plan.

12	Molimentales acquisition

On December 23, 2025, the Company acquired all of the issued and outstanding Series “A” shares in the fixed capital and all the issued and outstanding Series “B” shares in the variable capital (collectively the “Molimentales Shares”) of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”) through a Concurso Mercantil process (restructuring proceeding equivalent to Chapter 11 in the United States). The Company has received approval from the Second District Court for Commercial Bankruptcy Matters (the “Mexican Court”) to the plan of arrangement (the “Plan of Arrangement”) the Company filed with the Mexican Court under the Concurso Mercantil process.

As part of the acquisition, the Company acquired 60.24% of the debts owed to certain major creditors (the “Major Creditors”) as recognized by the Mexican Court for $8,971 of which of $1,417 remains to be paid. Under the terms of the Plan of Arrangement, the Company has agreed to pay $2,566 in three equal installments in December 2026, 2027 and 2028 to the remaining creditors holding 39.76% of the recognized debt in addition to all outstanding mining concession fees (including penalties and interest), taxes, fees owed to the National Water Commission, supplier debts and certain expenses related to the Concurso proceedings currently estimated at approximately $8,026. Some of the payments described above are facilitated through the Company acquiring the Molimentales Shares by paying the owners of the Molimentales Shares MXN$100 and capitalizing Molimentales with MXN$99,900 for a total of MXN$100,000. The Company determined that the acquisition met the definition of an asset acquisition.

Purchase Consideration
Debt purchased	$8,971
Credit for debt owned by the Company	(3,274)
Molimentales Shares purchased	6
Transaction costs	1,750
Total consideration	$7,453

Purchase Price Allocation
Cash	$12
IVA receivable	489
Inventory	1,890
Plant and mining equipment (Note 7)	16,385
Mineral property (Note 9)	13,766
Accounts payable	(14,600)
Royalty payable* (Note 9)	(4,284)
Asset retirement obligation	(6,205)
Total consideration	$7,453

*The Royalty Payable was estimated using a discounted cash flow method. Projected royalty receipts were calculated based on 75 ounces per month and forecast gold prices over the payment period, then discounted to December 23, 2025 at rates of 18.0% to 24.0% to reflect asset-specific risk. This produced a fair value range of $4,100 to $4,470, with a selected value of $4,284. During the period ended March 31, 2026, the Company recorded accretion of $223 on the Royalty Payable which had a balance of $4,507 of which $1,098 is disclosed as current.

During the period ended March 31, 2026, the Company incurred $831 in expenses related to the San Francisco carrying costs.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

13	Right of use asset and lease liability

Right of use assets	March 31, 2026	December 31, 2025
Opening balance	$36	$22
Recognition of right of use asset	-	44
Derecognition of right of use asset	-	(20)
Less: depreciation	(3)	(10)
Total right of use assets	$33	$36

Lease liabilities	March 31, 2026	December 31, 2025
Opening balance	$38	$26
Recognition of lease liability	-	44
Derecognition of lease liability	-	(24)
Lease payments	(4)	(13)
Lease interest	1	5
	35	38
Less: current portion	(10)	(10)
Classified as long-term liabilities	$25	$28

Undiscounted lease payments	March 31, 2026	December 31, 2025
Not later than a year	$15	$14
Later than a year	29	33
	$44	$47

The Company’s lease relates to a vehicle lease. Interest expense on the lease liabilities for the period ended March 31, 2026 is $1 (2025 - $2). Depreciation of right-to-use assets is calculated using the straight-line method over the remaining lease term. Depreciation of equipment leases is recorded in cost of sales. During the period ended March 31, 2026, the Company incurred $5,205 (2025 - $1,457) for leases with variable lease payments not included in lease liabilities. The variable lease payments relate to certain equipment with consideration based on usage.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

14	Warrant liability

Investor warrants	Number of warrants	Weighted average exercise price (C$)	Warrant liability (US$)
Balance, December 31, 2024	20,426,104	$0.13	$1,446
Warrants granted	63,943,177	0.63	12,389
Warrants exercised	(25,925,010)	0.16	(4,903)
Change in fair value	-	-	37,060
Balance, December 31, 2025	58,444,271	$0.67	$45,992
Warrants exercised	(2,237,478)		(1,871)
Change in fair value	-	-	(7,604)
Balance, March 31, 2026	56,206,793	$0.67	$36,517

The following table discloses the details for investor warrants outstanding as at March 31, 2026:

Expiry date	Number of warrants	Exercise price (C$)
January 21, 2027	11,784,365	0.15
March 17, 2027	11,666,667	0.45
March 27, 2027	1,205,167	0.45
November 7, 2026	12,214,230	0.75
August 5, 2027	14,725,000	1.10
September 27, 2027	4,611,364	1.05
	56,206,793

Finders warrants	Number of warrants	Weighted average exercise price (C$)
Opening balance, December 31, 2024	-	$-
Warrants granted	4,157,415	0.54
Warrants exercised	(2,047,600)	0.16
Opening balance, December 31, 2025	2,109,815	$0.90
Warrants exercised	(73,310)	0.86
Balance, March 31, 2026	2,036,505	$0.90

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

The following table discloses the details for the finders warrants outstanding as at March 31, 2026:

Expiry date	Number of warrants	Exercise price (C$)
March 17, 2027	450,000	0.45
August 5, 2027	1,086,187	1.10
November 7, 2026	248,447	0.75
September 27, 2027	251,871	1.05
	2,036,505

On January 10, 2025, The Company gave notice to the holders of the warrants by press release that an Acceleration Event had occurred during the term of the warrants and the expiry date of the warrants was thereby accelerated to thirty (30) days after the date of the notice, resulting in a new expiry date of February 9, 2025. A total of 18,681,818 warrants were exercised at CAD $0.10 per common share and upon exercise of the warrants, the Company received gross proceeds of $1,295 (CAD $1,868). The Company recorded an allocation of $1,306 from warrant liability to share capital on exercise of the warrants.

On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at CAD $0.10 per unit for gross proceeds of $2,366 (CAD $3,500). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.15 until January 21, 2027. The Company paid cash finder’s fees of $142 and issued 2,025,600 finder’s warrants to a finder in connection with the offering. The finder’s warrants have the same terms and conditions as the warrant. The fair value of the warrants per the private placement at the date of grant was estimated at $1,030 using the proportionate allocation method and the fair value of the finders warrants was estimated at $208. These warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.92% risk free interest rate, expected life of 2 years, 127% annualized volatility and 0% dividend rate. The Company incurred $18 in transaction fees related to the private placement.

On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at CAD $0.30 per unit for gross proceeds of approximately $4,893 (CAD $7,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027. As part of the private placement, the Company issued 900,000 finder’s units allocated between the first and second tranches. Each finder’s unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $1,777 using the proportionate allocation method and the fair value of the finders warrants was estimated at $115. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.55% risk free interest rate, expected life of 2 years, 126% annualized volatility and 0% dividend rate.

On March 28, 2025, the Company closed a second tranche closing of its non-brokered private placement. For the second tranche, the Company issued an additional 2,583,330 units at CAD $0.30 per unit for gross proceeds of approximately $604 (CAD $775) Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 28, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $255 using the proportionate allocation method. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.55% risk free interest rate, expected life of 2 years, 127% annualized volatility and 0% dividend rate. The Company incurred $29 in transaction fees related to the private placement.

On May 7, 2025, the Company closed a private placement and issued a total of 27,272,727 units at CAD $0.55 per unit for gross proceeds of $11,117 (CAD $15,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.75 until November 7, 2026. The Company paid cash finder’s fees of $4 and issued 631,794 finder’s units to a finder in connection with the offering. The finder’s units have the same terms and conditions as the warrants. The fair value of warrants per the private placement at the date of grant was estimated at $3,862 using the proportionate allocation method and the fair value of the finders warrants was estimated at $138. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.51% risk free interest rate, expected life of 1.5 years, 108% annualized volatility and 0% dividend rate. The Company incurred $55 in transaction fees related to the private placement.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

On August 5, 2025, the Company closed a private placement financing and issued 15,000,0000 units at a price of CAD $0.80 per unit for aggregate gross proceeds of $8,709 (CAD $12,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.10 per share until August 5, 2027. The Company issued 1,086,187 finder's units to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.10 until August 5, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $4,159 using the proportionate allocation method and the fair value of the finders warrants was estimated at $576. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.69% risk free interest rate, expected life of 2.0 years, 120% annualized volatility and 0% dividend rate. The Company incurred $47 in transaction fees related to the private placement.

On September 12, 2025, the Company closed a private placement financing and issued 4,848,485 units at a price of CAD $0.825 per unit for aggregate gross proceeds of $2,886 (CAD $4,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.05 per share until September 12, 2027. The Company issued 78,013 finder's units and 201,718 finders warrants to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.05 until September 12, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $1,306 using the proportionate allocation method and the fair value of the finders warrants was estimated at $138. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.50% risk free interest rate, expected life of 2.0 years, 115% annualized volatility and 0% dividend rate. The Company also paid cash finders fees of $139 and incurred $21 in transaction fees related to the private placement.

The fair value allocated to the warrants as at March 31, 2026, was $36,517 (December 31, 2025 - $45,992) and was recorded as a derivative financial liability as these warrants were exercisable in Canadian dollars, differing from the Company’s functional currency. The unrealized loss recognized in the statements of loss and comprehensive loss for the year ended March 31, 2026, was $7,604 (2025 – loss $7,730).

The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model. Option pricing models require the input of highly speculative assumptions, including the expected future price volatility of a Company’s shares. Changes in these assumptions can materially affect the fair value estimate and, therefore, existing models do not necessarily provide a reliable single measure of the fair value of the Company’s warrants.

	March 31, 2026	December 31, 2025
Expected warrant life	1.00 years	1.24 years
Expected stock price volatility	79%	95%
Dividend payment during life of warrant	Nil	Nil
Expected forfeiture rate	Nil	Nil
Risk free interest rate	2.79%	2.58%
Weighted average strike price CAD	$0.67	$0.67
Weighted average fair value per warrant CAD	$0.93	$1.08
Weighted average share price CAD	$1.56	$1.56

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

15	Share capital

(i)	Share capital

The Company’s authorized share capital consists of an unlimited number of common shares without par value.

Reconciliation of weighted average shares

Shares (000s)
Weighted average shares outstanding – basic	292,509
Dilutive impact of warrants/options	36,415
Weighted average shares outstanding – dilutive	328,924

Fiscal 2026

During the period ended March 31, 2026, the Company issued 2,310,788 common shares as a result of warrant exercises for gross proceeds of approximately $870 (CAD $1,191).

During the period ended March 31, 2026, the Company issued 1,525,000 common shares as a result of option exercises for gross proceeds of approximately $83 (CAD $114).

Fiscal 2025

On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at CAD $0.10 per unit for gross proceeds of $2,366 (CAD $3,500). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD$0.15 until January 21, 2027. The Company paid cash finder’s fees of $142 and issued 2,025,600 finder’s warrants to a finder in connection with the offering. The finder’s warrants have the same terms and conditions as the warrant.

On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at CAD $0.30 per unit for gross proceeds of approximately $4,893 (CAD $7,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of $0.45 until March 17, 2027. As part of the private placement, the Company issued 900,000 finder’s units. Each finder’s unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027. The Company incurred transactions costs of $49 in relation to the private placement.

On March 28, 2025, the Company closed a second tranche closing of its non-brokered private placement. For the second tranche, the Company issued an additional 2,583,330 units at CAD $0.30 per unit for gross proceeds of approximately $604 (CAD $775). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 28, 2027. In aggregate, the Company has issued 25,916,664 units for gross proceeds of approximately CAD $7,775 inclusive of the first tranche closing and second tranche closing.

During the period ended March 31, 2025, the Company issued 18,681,818 common shares as a result of warrant exercises for gross proceeds of approximately $1,295 (CAD $1,868).

During the period ended March 31, 2025, the Company issued 862,500 common shares as a result of option exercises for gross proceeds of approximately $24 (CAD $35).

(ii)	Share based compensation

The Company has adopted a share option plan for which options to acquire up to 10% of the issued share capital, at the award date, may be granted to eligible optionees from time to time. Generally, share options granted have a maximum term of ten years, and a vesting period and exercise price determined by the directors. The exercise price may not be less than the closing quoted price of the Company’s common shares traded through the facilities of the exchange on which the Company’s common shares are listed. As at March 31, 2026, the remaining share options available for issue under the plan were 24,872,141 (December 31, 2025 – 22,963,562).

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

Total share options granted during the period ended March 31, 2026 was nil (2025 – nil). Total share-based compensation expense recognized for the fair value of share options granted and vested during the period ended March 31, 2026 was $nil (2025 - $21).

The following table discloses the number of options and vested options outstanding as at March 31, 2026:

	March 31, 2026		December 31, 2025
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding - beginning of period	6,287,500	$0.048	7,950,000	$0.047
Granted	-	-	-	-
Expired/forfeited	-	-	-	-
Exercised	(1,525,000)	0.075	(1,662,500)	0.04
Outstanding - end of period	4,762,500	$0.040	6,287,500	$0.048

The following table discloses the number of options and vested options outstanding as at March 31, 2026:

	Options Outstanding			Options Exercisable
Exercise price (C$/option)	Options outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price (C$/option)	Options outstanding and exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price (C$/option)
$0.04	4,762,500	2.59	$0.04	4,762,500	2.59	$0.04
Outstanding - end of period	4,762,500	2.59	$0.04	4,762,500	2.59	$0.04

16	Related party transactions

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel include officers, directors or companies with common directors of the Company. The remuneration of the Company’s directors and other key management personnel during the periods ended March 31, 2026 and 2025, are as follows:

	2026	2025
Short-term employee benefits included in salary and consulting	$88	$58
Director’s fees included in professional fess	246	31
Share-based compensation	-	5
	$334	$94

Short-term employee benefits include salaries incurred within the last three months of the statement of financial position date and other annual employee benefits.

At March 31, 2026, accounts payable and accrued liabilities includes $62 (December 31, 2025 - $76) owing to a director and/or officer and/or companies controlled by the directors.

Amounts owing to or from related parties are non-interest bearing, unsecured and due on demand.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

17	Cost of sales

	For the period ended March 31,
	2026	2025
Mining	$6,468	$1,405
Crushing	1,175	591
Leaching	937	686
Plant and laboratory	738	433
Mine administration	796	453
Royalty	422	100
Change in inventory	6,802	(1,031)
Other	262	117
	$17,600	$2,754

18	Finance cost

		For the period ended March 31,
	Note	2026	2025
Accretion – decommissioning obligations		$129	$29
Interest on lease liability	13	1	2
Accretion on royalty payable	12	233	-
		$363	$31

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

19	Segmented disclosure

The Company operates in two geographical and two operating segments. The operating segments are managed separately based on the nature of operations. Mining operations consists of the Cerro Prieto and Esperanza projects currently operational

All of the Company’s revenue is generated in Mexico. Other selected financial information by geographical segment is as follows:

	As at March 31, 2026			As at December 31, 2025
	Canada	Mexico	Total	Canada	Mexico	Total
Assets
Cash and cash equivalents	$11,552	$3,844	$15,366	$6,647	$2,964	$9,611
Other receivables and prepaid expenses	35	4,815	4,850	83	4,522	4,605
Inventory	-	9,260	9,260	-	16,176	16,176
Asset held for sale	-	-	-	-	5,423	5,423
Note receivable	2,000	-	2,000	-	-	-
Right of use assets	33	-	33	36	-	36
Property, plant and equipment	-	20,434	20,434	-	20,378	20,378
Mineral property	-	13,884	13,884	-	13,946	13,946
Exploration and evaluation asset	-	1,489	1,489	-	1,489	1,489

Liabilities
Accounts payable and accrued liabilities	(3,947)	(19,730)	(23,677)	(3,531)	(21,671)	(25,202)
Warrant liability	(36,517)	-	(36,517)	(45,992)	-	(45,992)
Lease liabilities	(35)	-	(35)	(38)	-	(38)
Deposit received on proceeds of sale	-	-	-	(2,445)	-	(2,445)
Liabilities held for sale	-	-	-	(422)	-	(422)
Royalty payable	-	(4,507)	(4,507)	-	(4,284)	(4,284)
Decommissioning obligations	-	(8,575)	(8,575)	-	(8,446)	(8,446)

Selected financial information by operating segments is as follows:

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

	As at March 31, 2026				As at December 31, 2025
	Production	Corporate	Exploration	Total	Production	Corporate	Exploration	Total
Assets
Cash and cash equivalents	$3,844	$11,522	$-	$15,366	$2,964	$6,647	$-	$9,611
Other receivables and prepaid expenses	4,815	35	-	4,850	4,522	83	-	4,605
Inventory	9,260	-	-	9,260	16,176	-	-	16,176
Right of use asset	-	33	-	33	-	36	-	36
Property, plant and equipment	20,434	-	-	20,434	20,378	-	-	20,378
Assets held for sale	-	-	-	-	-	-	5,423	5,423
Note receivable	-	2,000	-	2,000
Exploration assets	-	-	1,489	1,489	-	-	1,489	1,489
Mineral property	13,884	-	-	13,884	13,946	-	-	13,946
Total assets	$52,237	$13,590	$1,489	$67,316	$57,986	$6,766	$6,912	$71,664

For the period ended March 31, 2026

	Corporate	Mining and Exploration	Total
Revenue	$-	$21,195	$21,195
Income (loss) before income taxes	$(4,886)	$11,851	$6,965

For the period ended March 31, 2025

	Corporate	Mining and Exploration	Total
Revenue	$-	$4,580	$4,580
Loss before income taxes	$(8,316)	$1,107	$(7,209)

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

20	Commitments

a.	In 2011, the Company acquired the Caballo Blanco project held previously by Almaden Minerals Ltd. (“Almaden”). As part of the consideration, the Company may have to issue up to an additional 0.7 million common shares of the Company upon achievement of certain project milestones. As a result, as at March 31, 2026, the Company has recorded a contingent share consideration of $3,305 (December 31, 2025 - $3,305). Subsequent to the sale of Caballo Blanco to Timmins Gold in fiscal 2014 and further sale from Timmins Gold to Candelaria Mining Corp. in 2016, the terms of these contingent shares remained unchanged. Pursuant to a plan of arrangement the right to receive shares has been transferred to Almadex Minerals Limited.

b.	During the year ended December 31, 2025, the Company acquired the Pinos project and agreed to pay $1.5 million in contingent consideration which is only due upon the completion of certain criteria, including a positive pre-feasibility study at the Pinos Project, the advancement of the project into commercial production, publishing an updated 43-101 with greater than 200,000 ounces of contained gold equivalent ounces for the Pinos Project, or the Company’s owned interest in the Pinos Project falling to less than 51%. On December 31, 2025, the Company entered into a Share Purchase Agreement where it has agreed to sell all the Apolo Shares to a private arm’s length British Columbia company (the “Purchaser”) who has agreed to assume the contingent consideration (Note 10).

c.	The Company was entitled to receive an additional contingent consideration from the 2014 Caballo Blanco sale of $5.0 million (“Contingent Gain”) that would become payable in cash, Timmins Gold shares, or a combination thereof (at the option of Timmins Gold, provided that the Company’s ownership in Timmins Gold will not exceed 9.9% at any time) should any of the following events occur prior to October 31, 2019:

•	The approval of the Project's Environmental Impact Statement from SEMARNAT (“Environmental Permit”); or

•	A change in beneficial ownership of Timmins Gold of greater than 50%; or

•	The removal or change, at one time, of a majority of the current members of the Timmins Gold Board of Directors

a.	During the year ended December 31, 2016, the Company sold the contingent receivable to Credipresto for cash consideration of $1,900, which was paid upon execution and the proceeds were used to pay back the principal of the Facility and recognizing a gain on sale of $1,900. An additional $600 will be contingently payable to the Company by Credipresto when the owner of Caballo Blanco receives the Environmental Permit. Although the Company may become entitled to the contingent payments, the value of these payments has not been recognized in the statement of financial position as at March 31, 2026 due to the level of uncertainty surrounding the conditions required for the payments.

21	Capital management

The capital of the Company consists of items included in shareholders’ deficiency. The Company’s objectives for capital management are to safeguard its ability to support the Company’s normal operating requirement on an ongoing basis, continue the operations, development and exploration of its mineral properties and support any expansionary plans.

The Company manages its capital structure and makes adjustments in light of changes in its economic environment and the risk characteristics of the Company’s assets. To effectively manage the entity’s capital requirements, the Company has in place a planning, budgeting and forecasting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. As at March 31, 2026, the Company expects its capital resources will require additional financial support for its normal operating requirements, planned development and exploration of its mineral properties for the next twelve months. There are no externally imposed capital requirements to which the Company has not complied. There has been no change to the capital management of the Company during the period ended March 31, 2026.

Goldgroup Mining Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(amounts expressed in thousands of US dollars, except where indicated - Unaudited)

22	Supplemental cash flow information

Supplemental cash flow information	Notes	March 31, 2026	March 31, 2025
Recognition of right of use asset and lease liability	13	$-	$44
Derecognition of right of use asset and lease liability	13	$-	$20
Depreciation and depletion included in inventory	7	$194	$127
Warrant liability recognized upon issuance of private placement units	14	$-	$3,064
Finder’s warrants recognized upon issuance of private placement units through reserves	15	$-	$321

23	Gold Resource Merger

On January 26, 2026, the Company announced that it has entered into a definitive arrangement agreement and plan of merger (the “Arrangement Agreement”) with Gold Resource Corporation (NYSE American: GORO) (“GRC”), whereby Goldgroup has agreed to acquire all of the issued and outstanding shares of GRC’s common stock. Pursuant to the arrangement agreement, GRC’s stockholders will receive 1.4476 common shares of the Company for each share of GRC’s common stock adjusted to 0.3619 common shares of Goldgroup for each share of GRC’s common stock as a result of a proposed four-for-one share consolidation to be completed by the Company prior to closing. Since the transaction had not closed as of the financial statement date, the initial accounting for the acquisition is incomplete and certain IFRS 3 disclosures cannot yet be provided. The Arrangement Agreement includes a reciprocal termination fee of $5 million, payable by either party under certain specified termination circumstances. On May 15, 2026, the Company announced an amendment to the Arrangement Agreement. Under the amendment, the parties agreed to replace the previously contemplated four-to-one share consolidation ratio with a consolidation ratio to be jointly determined by the Company and GRC, subject to TSX Venture Exchange approval, prior to the effective date of the transaction. The consolidation is intended to assist the Company in meeting the listing requirements of the NYSE American following completion of the proposed transaction. Upon completion of the transaction, GRC stockholders are expected to own approximately 40% of the combined company on a fully diluted in-the-money basis, with existing Goldgroup shareholders holding the remaining approximately 60%. The Company also announced the anticipated director nominees for the combined company.

24	Subsequent event

Subsequent to March 31, 2026, the Company has issued 5,183,500 common shares as a result of warrant exercises for gross proceeds of approximately $665 (CAD $919).